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For Immediate Release	Contacts:

	Investors:	Media:

	John P. Jacunski	William T. Yanavitch

	(717) 225-2794	(717) 225-2760

Glatfelter Reports 2006 Second Quarter Results

~ Performance Impacted by Acquisitions and Annual Mill Outages ~

York, PA, August 8, 2006: Glatfelter (NYSE: GLT) today reported that its second quarter 2006 results were significantly impacted by its recent acquisitions, the shutdown of its Neenah facility and increased costs and reduced production volumes associated with annual maintenance outages at its U.S. facilities. The Company reported a net loss of $20.7 million, or $0.46 per share, for the second quarter of 2006, compared to net income of $1.7 million, or $0.04 per diluted share, in the same quarter a year ago. The reported results for the current year’s quarter include, all on an after-tax basis, Neenah related shutdown charges of $14.9 million, acquisition integration costs of $2.3 million and a $1.8 million charge for the early redemption of outstanding debt. These charges were partially offset by a $0.6 million after-tax gain on the sale of timberlands and $0.1 million of insurance recoveries. The 2005 second quarter results include a $1.4 million, after-tax, gain from insurance recoveries. Excluding these items from each period’s results, adjusted earnings, which constitute a non-GAAP financial measure, were a loss of $2.4 million, or $0.05 per share in the second quarter of 2006 and earnings of $0.3 million or $0.01 per diluted share in the comparable quarter of 2005. For a reconciliation of this non-GAAP measure to earnings calculated in accordance with GAAP, see the tabular presentation at the end of this release.

“This has been a tremendously active period of transition for our Company. Our quarterly financial results were adversely impacted by the costs of significant actions to integrate recent acquisitions, annual maintenance outages, and a major papermaking machine upgrade,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “Meanwhile, business performance remains strong and continues to improve. The Specialty Papers business unit is benefiting from strong orders and a favorable pricing environment. Furthermore, our Composite Fibers business unit, formerly known as Long Fiber & Overlay Papers, also benefited from improving order patterns in many of its markets for the second consecutive quarter.”

Significant Second Quarter Events

During the second quarter of 2006, the Company reported it had:

•	Completed, on April 3, 2006, its previously announced acquisition of the carbonless paper operation of NewPage Corporation (Chillicothe), for $81.8 million in cash, subject to post-closing working capital adjustments, and accordingly, Chillicothe’s results of operations are included since the date of acquisition;

•	Ceased production, on June 30, 2006, at the Neenah, Wisconsin facility and recorded shutdown related charges of $14.9 million, after tax;

•	Transferred production of approximately 125,000 tons (annually) of book publishing papers from Neenah to the Chillicothe, Ohio facility;

•	Accomplished significant progress in the integration of Chillicothe;

•	Successfully refinanced its bank credit facility with a $100 million term loan and a $200 million revolving credit facility in addition to issuing $200 million of bonds and redeeming $150 million outstanding bonds scheduled to mature in July 2007.

•	Completed the regularly scheduled annual maintenance outages at the Chillicothe and Spring Grove facilities, and;

•	Completed a $21 million upgrade to a papermaking machine at the Spring Grove facility.

Second Quarter Results

Net sales totaled $279.7 million for the second quarter of 2006, an increase of $134.4 million, or 92.5%, compared to the same quarter a year ago. Net sales from Chillicothe and the Lydney mill, which was acquired March 13, 2006, totaled $124.1 million. These acquisitions’ results are reported in the Specialty Papers and Composite Fibers business units, respectively. Excluding the effect of Chillicothe in the comparison, Specialty Papers’ net sales benefited from a $5.6 million impact of higher average selling prices but the comparison was adversely impacted by lost capacity, which totaled approximately 9,000 tons, associated with the upgrade of a papermaking machine at Spring Grove. Excluding results of the Lydney mill, Composite Fibers’ volumes shipped increased approximately 20%. The translation of foreign currencies unfavorably impacted this business unit’s 2006 second quarter net sales by $2.5 million and average selling prices declined $1.3 million compared to the same quarter a year ago.

Effective June 30, 2006, the Company permanently shutdown its Neenah, WI facility in connection with its Chillicothe acquisition. Products that had been manufactured at the Neenah facility have been transferred to Chillicothe. The results of operations for the second quarter of 2006 include related pre-tax charges of $23.2 million, of which $16.6 million is reflected in the consolidated income statement as components of cost of products sold and $6.6 million is reflected as “Shutdown charges.” Additional Neenah shutdown related charges totaling approximately $2.5 million to $4.0 million are expected to be recorded in the third and fourth quarters of 2006.

Costs of products sold totaled $276.8 million for the second quarter of 2006, an increase of $148.7 million compared with the same quarter a year ago. As discussed above, the 2006 second quarter costs of products sold includes a $16.6 million pre-tax charge for inventory write-downs and accelerated depreciation on property and equipment to be abandoned in connection with the Neenah shutdown. Excluding these charges, the increase in costs of products sold was primarily due to the inclusion of the Chillicothe and Lydney operations, an $8.3 million effect of increased shipping volumes, as well as higher raw material and energy prices that increased costs of products sold by approximately $4.4 million. The translation of foreign currencies reduced costs of products sold by $2.1 million. During the second quarters of 2006 and 2005, the Company completed its annually scheduled maintenance outages of its Spring Grove, PA facility in addition to the previously discussed papermaking machine upgrade. Further, in the 2006 second quarter, the annual maintenance outage of the Chillicothe facility was completed. These actions result in increased maintenance spending and reduced production leading to unfavorable manufacturing variances that negatively affect costs of products sold. The maintenance outages had an estimated impact on gross profit of approximately $17.4 million in the second quarter of 2006 and $5.9 million in the comparable quarter a year ago. In addition, while all products have been successfully made at Chillicothe, the Company is now diligently focused on improving its productivity and efficiency over the results included in the 2006 second quarter.
Selling, general and administrative (“SG&A”) expenses totaled $25.0 million in the second quarter of 2006 compared with $17.0 million in the year-earlier second quarter. The amounts reported for the second quarter of 2006 include approximately $3.7 million of acquisition integration related expenses. Excluding these non-recurring costs, the balance of the increase in SG&A expenses is primarily due to the inclusion of the Chillicothe and Lydney operations in the current quarter’s results of operations.

During the quarter, the Company completed the placement of a $200 million bond offering, the proceeds of which were primarily used to redeem then outstanding $150 million notes scheduled to mature in July 2007. As a result the Company incurred a pre-tax charge of $2.9 million for an early redemption premium and the write-off of unamortized debt issuance costs, which is recorded in Consolidated Statement of Income under the caption “Other-net”.

Year to Date Results

For the first six months of 2006, the Company’s net loss totaled $32.6 million or $0.73 per share, compared to net income of $8.0 million and $0.18 per diluted share, respectively, in the same period of 2005. Reported results for the first six months of 2006 include, all on an after-tax basis, Neenah related shutdown charges of $32.5 million, acquisition integration costs of $3.3 million and a $1.8 million charge for the early redemption of outstanding debt. These charges were partially offset by a $0.6 million after-tax gain on the sale of timberlands and $0.1 million of insurance recoveries. The results for the first six months of 2005 benefited from insurance recoveries totaling $1.4 million, after tax.

Commenting on the outlook for remainder of 2006, Mr. Glatfelter stated, “Business conditions remain strong for our Specialty Papers business with prices rising in most of our markets. With our annual maintenance outages and the major machine upgrade now complete, we expect this business to maintain its strong operating rates for the remainder of the year. We also expect stable market conditions in most of our Composite Fibers markets.”

Mr. Glatfelter added, “We have made great progress in executing integration plans at Chillicothe and we are continuing to work through the regulatory proceedings involving the Lydney, U.K. facility. With respect to the Chillicothe acquisition, we are focused on continuing the high level of service to the carbonless and book publishing markets, optimizing production of book paper and continuing integration efforts related to logistics and information technology, among other areas. I am very pleased with our accomplishments so far and we remain on track to achieve our objectives.”

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA, and Chillicothe and Fremont, OH. International operations include facilities in Germany, France, the United Kingdom and the Philippines and a representative office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

Caution Concerning Forward-Looking Statements This document includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company’s expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products; global political, economic, business, competitive and market conditions; tax legislation; the outcome of the European Commission’s review of the Lydney mill acquisition; risks associated with integrating acquisitions; orderly closure of the Neenah facility; successful execution of the EURO Program; growth strategies and cost reduction initiatives; circumstances surrounding the Neenah facility and former Ecusta Division; successful execution of the Timberland Strategy with acceptable market conditions; and other factors. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission.

As previously announced, the Company will hold a conference call today at 11:00AM (Eastern) to discuss its second quarter results. Interested persons who wish to hear the conference call webcast live should go to the Company’s Investor Relations web page at www.glatfelter.com/e/invesstock.asp and allow a sufficient amount of time before the start of the conference to register and download any necessary audio software. You may also participate by calling (866) 425-6192 (conference ID 7673212) at 10:55 AM (Eastern). A taped replay of the conference call will be available within two hours of the conclusion of the call and until August 22, 2006. To access the taped replay, call (877) 519-4471 and enter conference PIN 7673212. The replay of the conference call also will be available on our website for at least one month following the call.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
In thousands, except per share	2006	2005	2006	2005
Net sales	$279,720	$145,283	$440,326	$289,179
Energy sales – net	2,847	2,715	5,304	5,259

Total revenues	282,567	147,998	445,630	294,438
Costs of products sold	276,834	128,165	419,632	246,011

Gross profit	5,733	19,833	25,998	48,427
Selling, general and administrative expenses	25,040	16,974	41,737	34,364
Shutdown and restructuring charges	6,657	–	25,955	–
Gains on dispositions of plant, equipment and timberlands, net	(1,095)	(21)	(1,085)	(81)
Gains from insurance recoveries	(205)	(2,200)	(205)	(2,200)

Operating income (loss)	(24,664)	5,080	(40,404)	16,344
Nonoperating income (expense)
Interest expense	(7,170)	(3,290)	(10,563)	(6,550)
Interest income	1,126	559	1,792	1,057
Other – net	(1,896)	(25)	(1,546)	236

Total other income (expense)	(7,940)	(2,756)	(10,317)	(5,257)

Income (loss) before income taxes	(32,604)	2,324	(50,721)	11,087
Income tax provision (benefit)	(11,882)	615	(18,134)	3,088

Net income (loss)	$(20,722)	$1,709	$(32,587)	$7,999

Earnings (Loss) Per Share
Basic and diluted	$(0.46)	$0.04	$(0.73)	$0.18

Business Unit Financial Information
(unaudited)

Three months ended June 30
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2006	2005	2006	2005	2006	2005	2006 2005
Net sales	$203,461	$94,497	$76,263	$50,779	$(4)	$7	$279,720	$145,283
Energy sales, net	2,847	2,715	–	–	–	–	2,847	2,715

Total revenue	206,308	97,212	76,263	50,779	(4)	7	282,567	147,998
Cost of products sold	197,459	89,202	66,693	42,831	12,682	(3,868)	276,834	128,165

Gross profit (loss)	8,849	8,010	9,570	7,948	(12,686)	3,875	5,733	19,833
SG&A	14,705	9,707	6,504	6,125	3,831	1,142	25,040	16,974
Shutdown and restructuring charges	–	–	–	–	6,657	–	6,657	–
Gains on dispositions of plant, equipment and timberlands	–	–	–	–	(1,095)	(21)	(1,095)	(21)
Gain on insurance recoveries	–	–	–	–	(205)	(2,200)	(205)	(2,200)

Total operating income (loss)	(5,856)	(1,697)	3,066	1,823	(21,874)	4,954	(24,664)	5,080
Non-operating income (expense)	–	–	–	–	(7,940)	(2,756)	(7,940)	(2,756)

Income (loss) before income taxes	$(5,856)	$(1,697)	$3,066	$1,823	$(29,814)	$2,198	$(32,604)	$2,324

Supplementary Data
Net tons sold	188,854	111,205	17,667	12,048	10	2	206,531	123,255
Depreciation expense	$7,679	$9,000	$4,493	$3,790	–	–	$12,172	$12,790

Selected Financial Information
(unaudited)

	Six Months Ended June 30
In thousands	2006	2005
Cash Flow Data
Cash provided (used) by:
Operating activities	$(38,751)	$4,911
Investing activities	(175,763)	(13,875)
Financing activities	179,499	(6,460)
Depreciation, depletion and amortization	24,645	25,656
Capital expenditures	(25,250)	(14,005)
June 30		December 31
	2006	2005

Balance Sheet Data
Cash and cash equivalents	$23,801	$57,442
Total assets	1,283,512	1,044,977
Total debt	389,475	207,073
Shareholders’ equity	404,311	432,312

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core papermaking operation, which consists of the production and sale of specialty papers and composite fibers papers. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s papermaking operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, restructuring charges, merger integration costs, the charge for the early redemption of the Company’s 6-7/8% notes due July 2007 and insurance recoveries are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core papermaking business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales and insurance recoveries are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, restructuring costs, the charge for early redemption of outstanding debt, and merger integration costs are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period However, non-GAAP adjusted earnings provides a measure of how the Company’s core papermaking operations are performing, which management believes is useful to investors because it allows comparison of such papermaking operations from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein.

		Three Months Ended June 30
	2006		2005
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income (loss)	$(20,722)	$(0.46)	$1,709	$0.04
Timberland sales	(590)	(0.01)	–	–
Insurance recoveries	(130)	–	(1,430)	(0.03)
Shutdown and restructuring charges	14,901	0.33	–	–
Acquisition integration	2,319	0.05	–	–
Redemption premium	1,820	0.04	–	–
Adjusted earnings (loss)	$(2,402)	$(0.05)	$279	$0.01

		Six Months Ended June 30
	2006		2005
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income (loss)	$(32,587)	$(0.73)	$7,999	$0.18
Timberland sales	(590)	(0.01)	–	–
Insurance recoveries	(130)	–	(1,430)	(0.03)
Shutdown and restructuring charges	32,506	0.73	–	–
Acquisition integration	3,263	0.07	–	–
Redemption premium	1,820	0.04	–	–
Adjusted earnings (loss)	$4,282	$0.10	$6,569	$0.15

The sum of individual per share amounts set forth above may not agree to adjusted income per share due to rounding.